Exhibit 99.1

NEWS RELEASE for November 12, 2004 AT 4:05 PM EST

Contact:    Allen & Caron Inc                         Integrated BioPharma, Inc
            Michael Mason (investors)                 Eric Friedman, CFO
            212 691 8087                              888 319 6962
            michaelm@allencaron.com                   e.friedman@chemintl.com
            Brian Kennedy (media)
            brian@allencaron.com


             INTEGRATED BIOPHARMA REPORTS FISCAL 2005 FIRST QUARTER
                                FINANCIAL RESULTS


Hillside, NJ (November 12, 2004) ... Integrated BioPharma, Inc. (AMEX:INB) announced financial results for its fiscal 2005 first quarter ended September 30, 2004.

     First quarter revenues increased approximately 23 percent to $6,116,036 from $4,980,006 for the same period a year ago. Exclusive of the Paxis subsidiary, the gross profit percentage increased to approximately 24% for the quarter ended September 30, 2004, from 20 percent for the same quarter of last year. The Company's pretax operating loss was $(1,786,412) for the first quarter of 2004 as compared to $(866,048) for the same period last year. The increase in operating loss is mainly attributable to an increase of the Paxis loss of approximately $650,000.

     Total net (loss) for the quarter was $(2,458,119) or $(0.20) loss per share on 12,552,698 shares outstanding, compared to a loss of $(851,295), or $(0.08) loss per share on 10,306,335 shares outstanding for the comparable quarter of last year. Included in the loss for the first quarter was a cash dividend of $123,507 to preferred stockholders and a $583,000 non-cash deemed preferred stock dividend.

     "During the quarter we achieved milestones in both our biotech and pharmaceutical companies," said Integrated BioPharma Chairman and CEO E. Gerald Kay. "As previously reported we commenced production and shipment of paclitaxel in the later part of this quarter. We also have entered into arrangements with other entities for the development of plant-based vaccines using our proprietary technology."

Financial Results for the quarter ended September 30, 2004:


                                                    For the Three Months Ended
                                                           September 30,
                                                      2004              2003
                                                      ----              ----


Total Revenue                                     $   6,116,036     $  4,980,006
Cost of Sales                                         5,599,511        3,962,680
                                                  -------------     ------------
Gross Profit                                            516,525        1,017,326
                                                  -------------     ------------
Paxis Pharmaceuticals, Inc. Start Up Costs                   --          620,307
Selling and Administrative Expenses                   2,302,937        1,263,067
                                                  -------------     ------------
Total Selling and Administrative Expenses             2,302,937        1,883,374
                                                  -------------     ------------
Pretax Operating (Loss)                             (1,786,412)        (866,048)
Other Income (Expense)                                   34,547           86,578
                                                  -------------     ------------
(Loss) Before Income Taxes                          (1,751,865)        (779,470)
                                                  -------------     ------------
Provision for Income Taxes                                (253)         (23,175)
                                                  -------------     ------------
Net (Loss)                                          (1,751,612)        (756,295)
Accretion of Preferred Stock Dividends                       --         (95,000)
Non-cash deemed dividend on Preferred Stock (1)       (583,000)               --
Preferred Stock Dividend (2)                          (123,507)               --
                                                  -------------     ------------
Net Loss applicable to common shareholders        $ (2,458,119)     $  (851,295)
                                                  =============     ============
Diluted EPS                                       $      (0.20)     $     (0.08)
                                                  =============     ============
Average Common Shares Outstanding-fully diluted      12,552,698       10,306,335
                                                  =============     ============


(1) Non-cash deemed dividend for preferred shareholders associated with the amortization of beneficial conversion feature and accretion of redemption value of Series B redeemable convertible preferred stock.

(2)      7 percent dividend on Series B redeemable convertible preferred stock.

About Integrated BioPharma Inc (INB)

     INB serves the pharmaceutical, biotech and nutraceutical industries. INB's biotech subsidiary, INB:Biotechnologies, Inc. is developing human therapeutics and preventive compounds using a transient gene expression system and transgenic plant technology.

     INB's pharmaceutical subsidiary, Paxis Pharmaceuticals, Inc., develops and operates a state-of-the-art GMP facility for the production and sale of paclitaxel and related drugs. INB's nutraceutical subsidiary, Manhattan Drug, develops, manufactures and distributes more than 130 products worldwide. Further information is available at www.iBioPharma.com.

     Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential risk factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.